Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF COMPASS MINERALS INTERNATIONAL, INC.

It is hereby certified that:

l.	The present name of the corporation (hereinafter called the “Corporation”) is Compass Minerals International, Inc.

2.	The name under which the Corporation was originally incorporated is IMC Potash Corporation and the date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware is December 17, 1993.

3.	Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

4.	The amendments and restatement herein certified have been duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation as prescribed by Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

5.	The Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMPASS MINERALS INTERNATIONAL, INC.

ADOPTED IN ACCORDANCE WITH THE PROVISIONS

OF SECTION 242 AND 245 OF THE GENERAL

CORPORATION LAW OF THE STATE OF DELAWARE

This Corporation was originally incorporated on December 17, 1993. The name under which this Corporation was originally incorporated is IMC Potash Corporation.

First: The name of the Corporation is Compass Minerals International, Inc. (the “Corporation”).

Second: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and supplemented.

Fourth: The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 210,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), a recapitalization of the Corporation’s capital stock shall become effective, pursuant to which each outstanding share of the Corporation’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), shall be reclassified as, and converted into, shares of the Corporation’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), on a 1-for-1 basis, and all outstanding shares of Class A Common Stock shall subsequently be redesignated as, and exchanged for, shares of Common Stock (the “Recapitalization”). Immediately following and contemporaneously with the Recapitalization, all issued shares of Common Stock shall be split on a 4.982302039-for-1 basis, whereby each holder of Common Stock, without further action by the stockholder thereof, shall receive 4.982302039 shares of Common Stock. for each share of Common Stock (the “Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reclassification and Stock Split. In lieu of any fractional shares of Common Stock to which a stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the initial public offering price per share of Common Stock.

A.	Powers and Rights of Holders of Common Stock.

1.	Except as may be otherwise required by law, and subject to the provisions of any series of Preferred Stock at the time outstanding, the holders of Common Stock issued and outstanding shall have and possess the exclusive voting rights and powers, whether at a meeting of stockholders or in connection with any action taken by written consent.

2.	Each holder of Common Stock issued and outstanding shall be entitled to one vote for each share of Common Stock registered in such holder’s name on the books of the Corporation.

B.	Preferred Stock.

The Board of Directors of the Corporation is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, and to fix for each such series such distinctive designations and such powers, preferences and rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and as may be permitted by the General Corporation Law of the State of Delaware.

Fifth: This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A.	General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

B.	Number of Directors; Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors of the Corporation shall be such as from time to time shall be established by the Board of Directors, provided that in no event shall the total number of directors constituting the entire Board of Directors be less than three (3). Election of directors need not be by written ballot.

C.	Classes of Directors. The Board of Directors shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

D.	Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2004; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2005; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2006; provided further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

E.	Quorum. Except as otherwise provided by law, this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, a majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but in no event shall less than one-third of the directors constitute a quorum. A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

F.	Manner of Acting. Every act or decision done or made by the majority of the directors present at a meeting at which a quorum is present shall be regarded as the act of the

Board of Directors, unless the act of a greater number is required by law, this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation.

G.	Removal. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, a director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

H.	Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, and unless otherwise provided by law, any vacancy or newly created directorships in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

Sixth: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

Seventh: The Corporation shall, to the fullest extent permitted or required by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all officers or directors to whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

Eighth: Special meetings of stockholders for any purpose or purposes, unless otherwise prescribed by law, may be called at any time by the Board of Directors, the Chairman or the President, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Ninth: No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

TENTH: The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ELEVENTH: From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article ELEVENTH.

TWELFTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional By-Laws and may alter, amend or repeal any By-Law whether adopted by them or otherwise. The Corporation may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation of Compass Minerals International, Inc. on behalf of the Corporation and does verify and affirm, under penalty of perjury that this Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true as of this      day of                 , 2003.

COMPASS MINERALS INTERNATIONAL, INC.

By:
Name:
Title:	Secretary